EXHIBIT 23.1

Anderson & Schwab Australia Limited MELBOURNE • NEW YORK • DENVER	Level 4 161 Collins Street Melbourne Victoria Australia 3060 Tel: +613 9288 6930 Fax: +613 9897 1038

14 April 2006

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

The undersigned hereby consents to the references to our firm in which they appear in the Annual Report on Form 10-KSB of Empire Energy Corporation International for the year ended December 31, 2005. We hereby further consent to the use of information contained in our reports, as of December 31, 2005 setting forth the estimates of revenues from Empire Energy Corporation International’s oil and gas reserves.

We furthermore advise that all works undertaken by Cotico Pty Ltd were carried out under instructions from Anderson & Schwab Australia Limited and fully supervised by Anderson & Schwab Australia Limited. Accordingly, any reference to reports provided by Cotico Pty Ltd should be read in the context of this document.

Anderson & Schwab Australia Limited

By:

Name:	Ian D. Buckingham

Title:	Managing Director